Exhibit 4.6

LICENSE AGREEMENT

This Agreement made and entered into this 20th day of April, 1998 by and between SHIONOGI & CO., LTD., a Japanese corporation having its principal place of business at 1-8 Doshomachi 3-chome, Chuo-ku, Osaka 541-0045, Japan (hereinafter referred to as “SHIONOGI”) and ZENECA LIMITED, a U.K. corporation with its registered office at 15 Stanhope Gate, London, W1Y 6LN, England (hereinafter referred to as “ZENECA”)

WITNESSETH:

WHEREAS, SHIONOGI and ZENECA (hereinafter referred to as the “PARTIES”) executed Secrecy Agreements effective June 4, 1997 as amended and December 15, 1997 (hereinafter referred to as the “SECRECY AGREEMENTS”) under which ZENECA evaluated the COMPOUND (hereinafter defined);

WHEREAS, ZENECA showed its interest in developing, manufacturing and commercializing the COMPOUND in the TERRITORY (hereinafter defined) and desired to conduct due diligence investigations concerning the COMPOUND, and the PARTIES entered into the Letter of Agreement and Intent effective December 22, 1997 (hereinafter referred to as the “LETTER OF INTENT”).  The LETTER OF INTENT stipulates, among other things, the PARTIES’ obligations to negotiate in good faith a definitive agreement, containing the terms summarised in the Term Sheet attached to the LETTER OF INTENT, pursuant to which SHIONOGI will grant ZENECA a world-wide, exclusive, royalty-bearing license under the PATENTS (hereinafter defined) and KNOW-HOW (hereinafter defined) to develop, manufacture and market the COMPOUND subject to the outcome of ZENECA’s due diligence investigations concerning the COMPOUND conducted thereunder;

WHEREAS, as the result of due diligence investigations, ZENECA is interested in pursuing the commercialization of COMPOUND in the TERRITORY and desires to obtain from SHIONOGI the exclusive right and license necessary to do so; and

WHEREAS, SHIONOGI is willing to accede to such desire of ZENECA and grant the requested rights and licenses under the terms and conditions set forth hereinafter which also comply with the provisions of the LETTER OF INTENT;

NOW, THEREFORE, in consideration of the covenants contained herein, the PARTIES hereto agree as follows:

- 1/30 -

  *** Certain information has been omitted pursuant to a request for confidential treatment and filed separately with the U.S. Securities and Exchange Commission.

Article 1.  Definitions

As used in this Agreement, the following terms (the singular may include the plural and vice versa) shall have the following meanings:

1.1
“AFFILIATES” shall mean any company or organization directly or indirectly controlling, controlled by, or under common control with ZENECA or SHIONOGI, as the case may be.  For this purpose, “control” shall mean the power whether or not normally exercised, to direct the management and affairs of another corporation or other entity, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise.  In case of a corporation, the direct or indirect ownership of fifty percent (50%) or more of its outstanding voting securities shall in any case be deemed to confer “control”.

1.2	“SUBLICENSEES” shall mean any other party to which ZENECA will grant a sublicense in accordance with Article 2.2 hereof.

1.3	“THIRD PARTY” shall mean any person, entity, company or organization; not including however, the PARTIES or their respective AFFILIATES or SUBLICENSEES for the LICENSED PRODUCTS (hereinafter defined).

1.4	“EFFECTIVE DATE” shall mean the date entered on the first line of this Agreement.

1.5
“S-4522” shall mean the antihyperlipaemic agent to inhibit HMG CoA reductase, coded by SHIONOGI as S-4522, specified by the chemical (IUPAC) name, monocalcium bis[(+)-(3R,5S,6E)-7-[4-(p-fluorophenyl)-6-isopropyl-2-(N-methylmethanesulfon-amido)-5-pyrimidinyl]-3,5-dihydroxy-6-heptenoate], the chemical formula of which is shown in Appendix I hereto and the free acid form thereof and all other pharmaceutically acceptable salts of such free acid form.

1.6
“COMPOUND” or “COMPOUNDS” shall mean all compounds encompassed by the PATENTS, including S-4522, and the free acid forms of such compounds and all other pharmaceutically acceptable salts of such free acid forms.

1.7	“PRODUCTS” shall mean human pharmaceutical products in ready-for-sale forms containing the COMPOUND as the sole active ingredient.

1.8	“COMBINATION PRODUCTS” shall mean human pharmaceutical products in fixed dose ready-for-sale forms containing the COMPOUND together with one or more other active ingredients.

- 2/30 -

1.9	“LICENSED PRODUCTS” shall mean the PRODUCTS and COMBINATION PRODUCTS.

1.10
“PATENTS” shall mean the patents and patent applications as shown in Appendix II hereto and any other patents and patent applications necessary for the manufacture, use or sale of the COMPOUNDS and/or LICENSED PRODUCTS now owned or hereafter owned by SHIONOGI or its AFFILIATES, or which SHIONOGI or its AFFILIATES is empowered to license, in the TERRITORY, and including any extension, division, continuation, continuations-in-part, reissue, supplementary protection certificate and the like of any of them.

1.11
“KNOW-HOW” shall mean all information or data relating to the COMPOUND and/or LICENSED PRODUCTS, whether protected by intellectual property rights or not, including, but not limited to, processes, specifications, formulae, procedures, techniques, practices and instructions of, and scientific, analytical and technical data and studies for, the synthesis, pharmaceutical processing, packaging, storage and transportation of the COMPOUND and/or LICENSED PRODUCTS; and non-clinical and clinical data and studies relating to the COMPOUND and/or LICENSED PRODUCTS which are owned or controlled by SHIONOGI or its AFFILIATES now and in the future and may be necessary, useful or advisable to enable ZENECA to obtain the HEALTH REGISTRATION APPROVAL (hereinafter defined).

1.12
“HEALTH REGISTRATION APPROVAL” shall mean, with respect to a country in the TERRITORY, approval by the health authorities necessary to manufacture and market the LICENSED PRODUCTS in the country, including pricing and reimbursement approval in that country.

1.13	“TERRITORY” shall mean all countries in the world.

1.14	“TRADEMARK” shall mean any trademark used for the marketing and sale of the LICENSED PRODUCTS in the TERRITORY.

1.15	“NET SALES” shall mean the gross sales of the LICENSED PRODUCTS by ZENECA, its AFFILIATES or SUBLICENSEES to THIRD PARTIES after deduction of:

(i)	normal and customary cash, trade and/or quantity discounts actually allowed,

(ii)	amounts repaid or credited by reason of rejection or returns of goods, rebates or bona fide retroactive price reductions determined by ZENECA in good faith,

- 3/30 -

(iii)	three percent (3%) of the gross amount for the cost of transporting, insurance and special packaging which ZENECA incurs on such sales.

(iv)	excise taxes, other consumption taxes and customs duty imposed on the sale, use or distribution of the LICENSED PRODUCTS.

NET SALES shall be calculated using ZENECA’s internal audited systems used to report such sales as adjusted for any of items (i) to (iv) above not taken into account in such systems.

Article 2.  Grant of Licenses

2.1
SHIONOGI hereby grants to ZENECA, during the term of this Agreement, an exclusive license to manufacture, have manufactured, use, have used, distribute, have distributed, sell and have sold to SUBLICENSEES the COMPOUNDS and to develop, have developed, manufacture, have manufactured, use, have used, distribute, have distributed, market, have marketed, sell and have sold the LICENSED PRODUCTS in the TERRITORY under the PATENTS and KNOW-HOW.  It is the intention of both PARTIES that the COMPOUND to be principally developed and commercialized by ZENECA is S-4522.  The PARTIES understand that the provisions of this Agreement are made based upon such intention.  In the event that ZENECA intends to develop the COMPOUND(S) other than S-4522, ZENECA shall so inform SHIONOGI in writing and the PARTIES shall negotiate in good faith necessary modifications of the provisions of this Agreement including but not limited to the modifications of the provisions of Article 3.1, the DEVELOPMENT SCHEDULE stipulated in Article 3.3, the minimum royalties stipulated in Article 4.5, and the representation and warranty of SHIONOGI provided in Article 9.5.

2.2
ZENECA shall have the right to grant sublicenses, under the licenses granted in Article 2.1, to its AFFILIATES and to any other parties in the TERRITORY.  ZENECA hereby guarantees that all of its SUBLICENSEES will comply with all terms and conditions of this Agreement as if such SUBLICENCEES were a party to this Agreement.  ZENECA shall promptly inform SHIONOGI in writing of the name of any party to which ZENECA grants a sublicense pursuant to Article 2.2.

2.3
ZENECA and its AFFILIATES shall have the right to appoint distributors and/or sales agents in the TERRITORY for the sale of LICENSED PRODUCTS.  For the purpose of this Article 2.3, “distributors” shall include all parties appointed by ZENECA or its AFFILIATES to market

- 4/30 -

and sell the LICENSED PRODUCTS, in circumstances where such parties do not require a sublicense under the PATENTS to carry out such marketing and sale.

2.4
SHIONOGI covenants that neither SHIONOGI nor any of its AFFILIATES will develop, manufacture, use, distribute, market or sell the COMPOUNDS or LICENSED PRODUCTS in the TERRITORY during the term of this Agreement.  SHIONOGI further covenants that neither SHIONOGI nor any of its AFFILIATES will, during the term of this Agreement, grant a license to any AFFILIATE or any other party to develop, have developed, manufacture, have manufactured, use, have used, distributed, have distributed, market, have marketed, sell and have sold the COMPOUNDS or LICENSED PRODUCTS in the TERRITORY under the PATENTS and KNOW-HOW.

Article 3.  Development

3.1
SHIONOGI shall disclose the KNOW-HOW, which is necessary, useful or advisable for ZENECA to obtain the HEALTH REGISTRATION APPROVAL and to develop, manufacture, use, distribute, market and sell the LICENSED PRODUCTS, in each country of the TERRITORY, after the execution of this Agreement without delay to the extent not done so already.  If the visits of SHIONOGI’s representative(s) to ZENECA’s facilities are reasonably requested by ZENECA relating to the disclosure of KNOW-HOW to ZENECA, SHIONOGI will send an appropriate representative(s) to ZENECA’s facilities; provided that ZENECA shall bear the expenses of travel and accommodations for such representative(s).

SHIONOGI will provide ZENECA with all reasonable assistance required in order to transfer the KNOW-HOW to ZENECA in a timely manner.  Such assistance will include, but shall not be limited to those items listed in the Schedule attached.

3.2	SHIONOGI will use reasonable best efforts to provide ZENECA with the following:

(i)
a quantity of 1mg, 2.5mg, 5mg and 10mg capsules of S-4522 (such quantity to be derived from 700g of bulk substance of S-4522), with matching placebo, for use in clinical trials, to be delivered by March 31, 1998;

(ii)	samples of currently available metabolites of S-4522, upon request from ZENECA, plus any available related information on all the

- 5/30 -

metabolites;

(iii)	one kilogram (1kg) of drug substance of S-4522, for non-clinical use, to be delivered by February 28, 1998 (if not so done already);

(iv)	five kilograms (5kg) of drug substance of S-4522, for non-clinical use, to be dispatched by July 31, 1998; and

(v)	five kilograms (5kg) of drug substance of S-4522, for non-clinical use, to be delivered by January 31, 1999.

ZENECA shall pay SHIONOGI [***] Japanese Yen (JP¥ [***]) within ten (10) working days following receipt of the material referred to in subsection (v) above to reimburse SHIONOGI’s manufacturing costs for six kilograms (6kg) of the S-4522 included in the subsection (iv) and (v).  This payment obligation shall survive any early termination of this Agreement.

SHIONOGI hereby confirms that the S-4522 referred to in the subsection (i) above shall be manufactured in compliance with the Japanese Good Manufacturing Practice, and shall comply with the specifications attached to the LETTER OF INTENT and the quality of such S-4522 shall be certified by SHIONOGI’s quality control (QC) department.  SHIONOGI further hereby confirms that the S-4522 referred to in subsection (iv) and (v) above shall comply with the specifications attached to the LETTER OF INTENT and the quality of such S-4522 shall be certified by SHIONOGI’s quality control (QC) department.  If the additional quantities of S-4522 (hereinafter referred to as the “ADDITIONAL SAMPLE”) are necessary for the development activities for the PRODUCTS to be conducted by ZENECA hereunder, the PARTIES shall negotiate in good faith how to prepare the ADDITIONAL SAMPLE.  In the event that SHIONOGI agrees to prepare the ADDITIONAL SAMPLE, the PARTIES shall negotiate in good faith the terms and conditions for the preparation of ADDITIONAL SAMPLE.

3.3
ZENECA shall develop and register the PRODUCTS in the TERRITORY on its sole responsibility as if the PRODUCTS had been derived from ZENECA’s own research pipeline.  Prior to October 31, 1998, ZENECA shall prepare a development schedule (hereinafter referred to as the “DEVELOPMENT SCHEDULE”), and shall allow SHIONOGI the opportunity to comment upon it.  The DEVELOPMENT SCHEDULE shall contain the estimated time schedule of pre-clinical studies, clinical trials, New Drug Application (“NDA”) filings, launches and other related activities to be conducted by ZENECA with respect to the PRODUCTS in

- 6/30 -

  *** Certain information has been omitted pursuant to a request for confidential treatment and filed separately with the U.S. Securities and Exchange Commission.

Europe, the U.S.A. and Japan.  The first DEVELOPMENT SCHEDULE (hereinafter referred to as the “ORIGINAL DEVELOPMENT SCHEDULE”) shall be attached to this Agreement as Appendix III.

3.4
ZENECA may also pursue the feasibility for the development and commercialization of the COMBINATION PRODUCTS.  If ZENECA decides to carry out the development of any COMBINATION PRODUCTS leading to their commercialization, ZENECA shall promptly inform SHIONOGI of such intention in writing and provide SHIONOGI with the development schedule therefor.

3.5
If ZENECA reasonably foresees or becomes aware of any delay of six (6) months or more in the actual development of the PRODUCTS as compared with the timing set forth in the ORIGINAL DEVELOPMENT SCHEDULE or any later modified DEVELOPMENT SCHEDULE, ZENECA shall promptly inform SHIONOGI of such delay in writing.  Whereupon ZENECA may modify such DEVELOPMENT SCHEDULE upon consultation with SHIONOGI, but for the avoidance of doubt, such consultation shall be for information only and ZENECA will not be required to obtain SHIONOGI’s approval to any such modification.

3.6	Any and all development costs for the LICENSED PRODUCTS in the TERRITORY shall be solely borne by ZENECA.

3.7
ZENECA shall provide SHIONOGI with a bi-annual report on the progress in the development of LICENSED PRODUCTS in the TERRITORY in order to keep SHIONOGI informed of the progress.  ZENECA also agrees to have meetings with SHIONOGI in a timely manner (at least once a year) in order to report on the progress in the development of LICENSED PRODUCTS in the TERRITORY.  If any application of Investigational New Drug (“IND”), Clinical Trial Exemption (“CTX”) and/or NDA is filed with the competent authorities in Europe, the U.S.A. and Japan, ZENECA shall provide SHIONOGI with a summary of all dossier submitted to such authorities (including any amendments thereto).  The provisions of Article 8.1 shall apply to any information disclosed hereunder, and SHIONOGI shall not be permitted to use any such information for any purpose other than evaluating the progress of ZENECA’s development of the LICENSED PRODUCTS.

3.8
Upon completion of phase II clinical trials for the LICENSED PRODUCTS, ZENECA shall have the right to terminate this Agreement by informing in writing SHIONOGI of its intention to terminate this Agreement as well as the background of such decision.  On termination of this Agreement pursuant to this Article 3.8, ZENECA shall not be obliged

- 7/30 -

to make any further payments under Article 4.

3.9
If and when the HEALTH REGISTRATION APPROVAL is obtained in any country of the TERRITORY, ZENECA shall promptly inform SHIONOGI of such HEALTH REGISTRATION APPROVAL and send to SHIONOGI a copy of the approval letter, along with an English translation thereof, of such HEALTH REGISTRATION APPROVAL issued by the competent health authority of such country.  The provisions of Article 8.1 shall apply to any information disclosed hereunder, and SHIONOGI shall not be permitted to use any such information for any purpose other than evaluating the progress of ZENECA’s development of the LICENSED PRODUCTS.

3.10
If ZENECA chooses to market the LICENSED PRODUCTS in Japan and/or Taiwan with a partner other than ZENECA’s AFFILIATE in such countries, ZENECA shall offer to SHIONOGI the first opportunity to be ZENECA’s marketing partner for the LICENSED PRODUCTS in Japan and/or Taiwan.  With regard to the terms and conditions of the marketing of LICENSED PRODUCTS in Japan and/or Taiwan, SHIONOGI and ZENECA shall negotiate such terms and conditions in good faith.  If the PARTIES are unable to agree upon such terms and conditions, ZENECA shall be free to offer the opportunity to a THIRD PARTY on terms and conditions no more favourable than those offered to SHIONOGI.

Article 4.  Consideration

4.1	In consideration of the licenses granted by SHIONOGI to ZENECA herein, ZENECA shall pay SHIONOGI a sum of [***] Japanese Yen (JP¥ [***]) according to the following schedule:

(i)
A non-refundable payment of [***] Japanese Yen (JP¥ [***]) within thirty (30) days following the execution of this Agreement; provided that ZENECA may deduct [***] Japanese Yen (JP¥ [***]), which was paid by ZENECA to SHIONOGI in accordance with the LETTER OF INTENT, from such payment;

(ii)
A non-refundable payment of [***] Japanese Yen (JP¥ [***]) within thirty (30) days following the initiation of the first phase III clinical trial of the PRODUCTS in any country of the TERRITORY.  If the initiation of the first phase III clinical trial of the PRODUCTS delays by twelve (12) months or more as compared with the ORIGINAL DEVELOPMENT SCHEDULE due to any reason substantially attributable to

- 8/30 -

  *** Certain information has been omitted pursuant to a request for confidential treatment and filed separately with the U.S. Securities and Exchange Commission.

ZENECA, such non- refundable payment of  [***] Japanese Yen (JP¥ [***]) shall become due upon the expiration of such twelve (12) month period.  If ZENECA can reasonably explain that the delay is caused by reasons beyond the reasonable control of ZENECA, the PARTIES may extend such twelve (12) months period according to mutual agreement.  For the purpose of this provision, the initiation of the first phase III clinical trial means the date the first patient is dosed in any phase III clinical trial of PRODUCTS in the TERRITORY, and ZENECA will inform SHIONOGI of such event within ten (10) days following the event;

(iii)
A non-refundable payment of [***] Japanese Yen (JP¥ [***]) within thirty (30) days following the date the first NDA application for the PRODUCTS is accepted for review by the competent health authority in any country of the TERRITORY.  ZENECA will inform SHIONOGI of such event within ten (10) days following the event.  If such acceptance for the first NDA filing for the PRODUCTS delays by twelve (12) months or more as compared with the ORIGINAL DEVELOPMENT SCHEDULE due to any reason substantially attributable to ZENECA, such non-refundable payment of [***] Japanese Yen (JP¥ [***]) shall become due upon the expiration of such twelve (12) month period.  If ZENECA can reasonably explain that the delay is caused by reasons beyond the reasonable control of ZENECA, the PARTIES may extend such twelve (12) months period according to mutual agreement; and

(iv)	A non-refundable payment of [***] Japanese Yen (JP¥ [***]) within thirty (30) days following the first launch of the PRODUCTS in any country of the TERRITORY.

4.2
In addition to the foregoing non-refundable payments, ZENECA shall pay SHIONOGI running royalties equal to [***] percent ([***]%) of the NET SALES of LICENSED PRODUCTS (calculations for the COMBINATION PRODUCTS to be made in accordance with the formula below) on a country by country basis; provided, however, that the royalty rate of [***] percent ([***]%) shall be reduced to [***] percent ([***]%) in the first three (3) years after the first launch of the LICENSED PRODUCTS in each country of the TERRITORY.

In the event that, in a country in the TERRITORY, as reported by an internationally recognised independent supplier of sales data acceptable to

- 9/30 -

  *** Certain information has been omitted pursuant to a request for confidential treatment and filed separately with the U.S. Securities and Exchange Commission.

ZENECA and SHIONOGI, the volume share of non-ZENECA derived LICENSED PRODUCTS that is commercialized represents [***] percent ([***]%) or more of the total sales of all LICENSED PRODUCTS in that country (hereinafter referred to as the “RELEVANT SHARE”), then the royalty rate in respect of the LICENSED PRODUCTS in that country will be reduced to [***] percent ([***]%), or [***] percent ([***]%) in the first three (3) years, as the case may be.

In the event that the RELEVANT SHARE exceeds [***] percent ([***]%), then ZENECA shall have the right to withdraw the LICENSED PRODUCTS from sale in the given country.

The PARTIES acknowledge and agree that the foregoing will apply to situations in which, by reason of invalidity or absence of any PATENTS, ZENECA may be paying royalties based solely on its license to the KNOW-HOW and that the adjustments provided for in this Article have been established by the PARTIES as the means whereby in such a case the value of such license can be determined independently of the PATENTS during the remainder of the royalty period.

4.3
ZENECA’s obligation to pay running royalties stipulated in Article 4.2 above shall continue, on a country by country basis, until the expiration of the last to expire of the PATENTS listed in Appendix II in the country where the LICENSED PRODUCTS are sold or until the expiration of a ten (10) year period from the first launch of the LICENSED PRODUCTS in such country, whichever comes later.

With respect to the COMBINATION PRODUCTS, ZENECA’s obligation to pay running royalties shall continue, on a country by country basis, until the expiration of the obligation to pay royalties on the PRODUCTS in that country.  The royalties with respect to the COMBINATION PRODUCTS shall be determined as follows:

[***]

[***]

[***]

[***]

[***]

- 10/30 -

  *** Certain information has been omitted pursuant to a request for confidential treatment and filed separately with the U.S. Securities and Exchange Commission.

[***]

4.4
Sales between or among ZENECA, its AFFILIATES and SUBLICENSEES shall not be subject to running royalties hereunder.  Running royalties shall be calculated on ZENECA’s, its AFFILIATES’ or SUBLICENSEES’ sale of the LICENSED PRODUCTS to a THIRD PARTY.  Royalties shall be payable only once for any given batch of the LICENSED PRODUCT.  ZENECA shall not have any obligation to pay running royalties on the sales of the LICENSED PRODUCTS supplied to SHIONOGI pursuant to Article 3.10 hereof.

4.5
The running royalties shall be calculated quarterly as of the first day of January, April, July and October, respectively, for the preceding quarter.  ZENECA shall pay the running royalties in conjunction with the delivery of a written report to SHIONOGI within sixty (60) days after the end of each calendar quarter which shows, with respect to each country and each LICENSED PRODUCT, the volume and NET SALES of the LICENSED PRODUCTS.

Upon the beginning of the second full calendar year after the first launch of the LICENSED PRODUCTS in U.K., Germany, Italy, France, the U.S.A. or Japan, (hereinafter referred to as the “FIRST LAUNCH”), ZENECA shall be obligated to pay an annual minimum royalty to SHIONOGI.

If the sum of running royalties already paid or payable in accordance with Article 4.2 above for a calendar year, when an annual minimum royalty is applicable, is less than the annual minimum royalty for such a calendar year, ZENECA shall pay the difference between the annual minimum royalty and the sum of running royalties already paid or payable in accordance with Article 4.2.  Payment of this remaining amount, if any, shall accompany the calendar year-end report and any running royalty payment due at that time under Article 4.2

The annual minimum royalty shall be as follows:

The first year:	[***] Japanese Yen (JP¥ [***])
The second year:	[***] Japanese Yen (JP¥ [***])
The third year:	[***] Japanese Yen (JP¥ [***])
The fourth year:	[***] Japanese Yen (JP¥ [***])
The fifth year:	[***] Japanese Yen (JP¥ [***])
The sixth year:	[***] Japanese Yen (JP¥ [***])

In the event that (i) ZENECA has not launched the LICENSED

- 11/30 -

  *** Certain information has been omitted pursuant to a request for confidential treatment and filed separately with the U.S. Securities and Exchange Commission.

PRODUCTS in the U.S.A. by the beginning of the second full calendar year after the FIRST LAUNCH due to reasons beyond the reasonable control of ZENECA, or (ii) ZENECA withdraws the LICENSED PRODUCTS from sale in the U.S.A. in accordance with Article 4.2 or Article 13.3, then the PARTIES will meet to negotiate in good faith a reduction in the annual minimum royalties set out in this Article 4.5, to reflect the reduced commercial viability of the LICENSED PRODUCTS.

4.6
ZENECA agrees to keep or cause to be kept accurate records or books of account in accordance with U.K. generally accepted accounting principles showing the information which is necessary for the accurate determination of the running royalties due hereunder.  ZENECA further agrees to permit a certified public accountant or a person possessing similar professional status and associated with an independent accounting firm acceptable to the PARTIES to inspect during regular business hours and no more than once a year and going back no more than three (3) years preceding the current year, all or any part of ZENECA’s records and books necessary to check the accuracy of the running royalties paid.  The charges of the independent accounting firm shall be paid by SHIONOGI; except if the royalties have been understated by more than four percent (4%), the charges shall be paid by ZENECA.

4.7	All payments set forth in this Article 4 shall be remitted by wire transfer to the following bank account of SHIONOGI:

BANK ACCOUNT
Bank Name:                           The Sumitomo Bank, Ltd., Head Office
Bank Address:                      6-5, Kitahama 4-chome, Chuo-ku, Osaka, Japan
Account Name:                     Shionogi & Co., Ltd.
Account No.:                         [***]

4.8
All payments required under this Article 4 shall be made in Japanese Yen.  For the purpose of computing the NET SALES of LICENSED PRODUCTS sold in a currency other than Japanese Yen, such currency will be converted from local currency to Pounds sterling by ZENECA in accordance with its current accounting policies or such other policy as may in the future be applied by ZENECA and approved by its independent auditors for use in its financial statements.  The NET SALES value in Pounds sterling will then be converted into Japanese Yen using the average of the closing selling exchange rate for conversion of Pounds sterling into Japanese Yen quoted for current transactions reported in the London Financial Times for the last five (5) business days of the calendar quarter to which the payment relates.

- 12/30 -

  *** Certain information has been omitted pursuant to a request for confidential treatment and filed separately with the U.S. Securities and Exchange Commission.

4.9
The payments to be made hereunder by ZENECA to SHIONOGI shall be net payments, i.e. without deduction of any bank or transfer charges.  SHIONOGI shall pay any and all taxes levied on account of, or measured exclusively by, all payments it receives under this Agreement.  Amounts payable from ZENECA to SHIONOGI under this Agreement shall be paid by ZENECA without deduction for any tax or duty levied outside Japan, provided however that ZENECA may withhold income tax as required by the internal tax laws of the U.K.  In the case of such withholding being applicable, SHIONOGI may apply for the reduction of rate of withholding tax under the U.K./Japan tax treaty with the assistance of ZENECA and provided evidence of acceptance of this claim is submitted to ZENECA, ZENECA shall apply the reduced rate accordingly.  If applicable laws require that taxes be withheld ZENECA will deduct those taxes from the remittable payments, make timely payment of the taxes to the proper taxing authority and send proof of such payment to SHIONOGI within sixty (60) days following that payment.  ZENECA agrees to take all lawful and reasonable actions and efforts to minimise such taxes to SHIONOGI.

Article 5.  Quid Pro Quo

In the period of three (3) years from the first launch of the LICENSED PRODUCTS in UK, Germany, Italy, France, the U.S.A. or Japan, ZENECA shall offer to SHIONOGI the right (without the right to sublicense) to participate in the development and/or marketing of a product in Japan.  The offer shall apply only to those products which ZENECA chooses to develop and/or market in Japan with a partner other than ZENECA’s AFFILIATE in Japan, and does not include ZENECA’s leukotriene (LT) receptor antagonist “Accolate” which is currently marketed outside Japan and under development in Japan by ZENECA.  With regard to the terms and conditions of the development and/or marketing of such product in Japan, SHIONOGI and ZENECA shall negotiate such terms and conditions in good faith.

Article 6.  Sale of the LICENSED PRODUCTS

6.1
ZENECA shall use its reasonably diligent efforts in the promotion, marketing and sale of the LICENSED PRODUCTS in a manner consistent with that used for ZENECA’s products of similar commercial potential.  ZENECA also agrees to make reasonably significant investments, on a country by country basis, for the promotion, marketing and sale of the LICENSED PRODUCTS, during the first three (3) years after the first launch of LICENSED PRODUCTS in each country of the TERRITORY.  In appropriate circumstances ZENECA may choose not to launch the

- 13/30 -

LICENSED PRODUCTS in a country of the TERRITORY where in ZENECA’s opinion the launch of LICENSED PRODUCTS is not commercially viable.  ZENECA shall prepare and submit to SHIONOGI a status report of ZENECA’s commercialisation programme, including the sales forecast, for the LICENSED PRODUCTS.  Such status report shall be submitted to SHIONOGI within ninety (90) days after the filing of the first HEALTH REGISTRATION APPROVAL.  Thereafter, ZENECA shall submit a revised and updated status report to SHIONOGI at least annually.

6.2
ZENECA agrees to put SHIONOGI’s house mark and the notation of “Licensed from SHIONOGI & CO., LTD., Osaka, Japan” in English (and, if applicable and appropriate, local language of the country where the LICENSED PRODUCTS are marketed) clearly and distinctly on all packages and package inserts of and major promotional and advertising materials for the LICENSED PRODUCTS to the extent such notation is permissible in legal and regulatory aspects and is commercially feasible determined by ZENECA’s discretion.

6.3	ZENECA shall make its best efforts to mark all LICENSED PRODUCTS offered for sale, distributed, or sold hereunder, or their containers, as required by the patent marking laws of the country of sale.

6.4	ZENECA shall select and use the TRADEMARK(s) owned or controlled by ZENECA for the marketing and sale of the LICENSED PRODUCTS at its sole discretion and responsibility.

6.5
If and when any LICENSED PRODUCTS are commercialized in any country of the TERRITORY, ZENECA shall promptly inform SHIONOGI in writing of the launching date, the country, the TRADEMARK for such LICENSED PRODUCTS, the name of the manufacturer and distributor and other items reasonably requested by SHIONOGI.

6.6
ZENECA hereby confirms that it has no intention to market, during the term of this Agreement, [***] (hereinafter referred to as the “COMPETITIVE PRODUCTS”) [***].  If ZENECA should decide to [***], ZENECA shall so inform SHIONOGI in writing and the PARTIES shall negotiate in

- 14/30 -

  *** Certain information has been omitted pursuant to a request for confidential treatment and filed separately with the U.S. Securities and Exchange Commission.

good faith how to deal with the issue.

Article 7.  Inventions

Inventions which are made and which relate to the COMPOUNDS and/or LICENSED PRODUCTS shall belong to the PARTY making such invention.  Each PARTY shall have the right to file, prosecute and maintain patent applications and patents covering inventions made solely by that PARTY.  If an invention is made jointly by the PARTIES, such invention shall be jointly owned.  Neither PARTY shall file any patent application(s) containing such joint invention and/or any information or data received from the other PARTY without the prior written consent of the PARTY providing the information or data.  SHIONOGI and ZENECA shall mutually determine whether or not patent applications should be filed concerning such joint inventions, which PARTY shall be responsible for filing and prosecuting any patent applications filed, and share the costs in filing any patent applications, obtaining and maintaining any patents covering joint inventions.

Article 8.  Confidentiality

8.1
Except as expressly permitted herein, during the term of this Agreement and for a period of five (5) years after termination or expiration of this Agreement, SHIONOGI and ZENECA shall keep all information received from the other PARTY (including the information received under the SECRECY AGREEMENTS or LETTER OF INTENT) strictly confidential and shall not disclose the same to any THIRD PARTIES without the prior written consent of the other PARTY, except such information which:

(i)	is or becomes publicly known through no fault of the receiving party,

(ii)	is already known to the receiving party prior to disclosure by the disclosing party as evidenced by the business records of the receiving party,

(iii)	is learned by the receiving party from a THIRD PARTY entitled to disclose it,

(iv)
is required to be disclosed in order to comply with a court order, law or regulation, or required by a competent authority to be disclosed in order to obtain HEALTH REGISTRATION APPROVAL to commercialize the LICENSED PRODUCTS,

- 15/30 -

(v)	is independently developed by the receiving party without the use of or reference to such information as evidenced by the business records of the receiving party, or

(vi)	is disclosed by ZENECA as necessary for supporting the promotional claims for the LICENSED PRODUCTS.

Notwithstanding the foregoing, ZENECA may disclose necessary information to its AFFILIATES, SUBLICENSEES, distributors and independent contractors; provided that such AFFILIATES, SUBLICENSEES, distributors and independent contractors are under confidentiality obligations substantially equivalent to those undertaken by ZENECA hereunder.

Furthermore, except as required by law, regulation or Court Order, SHIONOGI shall not publish any KNOW-HOW without the consent of ZENECA such consent not to be unreasonably withheld.  It is recognised by the PARTIES that it may be advantageous for ZENECA’s development activities for certain KNOW-HOW to be published, and the PARTIES will cooperate in good faith to ensure the timely publication of appropriate KNOW-HOW.

8.2
The PARTIES undertake to keep secret and confidential and to withhold from THIRD PARTIES, to the extent legally possible, the terms and conditions of this Agreement.  In particular, neither PARTY shall disclose any data and/or information received from the other PARTY in connection with the calculation of the running royalties due hereunder to a THIRD PARTY and shall not use the same for any purpose other than checking the correctness of the report and for no other purpose whatsoever.  The obligations under this Article 8.2 shall also survive termination or expiration of this Agreement for a period of five (5) years following such termination or expiration.

Article 9.  Representation and Warranty

9.1
SHIONOGI represents and warrants that it is the owner of the entire right, title and interest in the PATENTS listed in Appendix II hereto and KNOW-HOW, and is entitled to grant the licenses specified herein.  SHIONOGI further hereby represents and warrants that, to the best of its knowledge, the PATENTS owned or controlled by SHIONOGI or SHIONOGI’s AFFILIATES are being procured from the respective Patent Offices in accordance with all applicable laws and regulations.

9.2	SHIONOGI represents and warrants that it has full corporate power to

- 16/30 -

enter into this Agreement and to carry out the provisions hereof.

9.3	ZENECA represents and warrants that it has full corporate power to enter into this Agreement and to carry out the provisions hereof.

9.4	SHIONOGI represents that, as of the EFFECTIVE DATE, it is not aware of any infringement or threatened infringement of the PATENTS or KNOW-HOW by a THIRD PARTY.

9.5
SHIONOGI represents and warrants that, to the best of SHIONOGI’s knowledge, ZENECA’s exploitation or use of the PATENTS and/or KNOW-HOW hereunder will not infringe any patent or other intellectual property right enjoyed by any THIRD PARTY (with the exception of Hoechst European Patent Applications No.  88120057.0 and any foreign applications or patents corresponding thereto).

9.6	SHIONOGI represents that, as of the EFFECTIVE DATE, SHIONOGI has no knowledge from which it can reasonably be inferred that the PATENTS are invalid.

Article 10.  Indemnification

10.1
Except as otherwise expressly provided herein, ZENECA shall indemnify, defend and hold harmless SHIONOGI (including its AFFILIATES, directors, officers and employees) from and against any and all liability, damage, loss or expense (including reasonable attorney’s fees and expenses of litigation) arising or resulting from any claims made or suits brought against SHIONOGI or ZENECA which arise or result from (i) the development, manufacture, use, distribution, marketing, sale or promotion of the COMPOUNDS and/or LICENSED PRODUCTS (including product liabilities) by or under the control of ZENECA, its AFFILIATES or SUBLICENSEES or (ii) the breach of any provision of this Agreement by ZENECA, its AFFILIATES or SUBLICENSEES unless such liability, damage, loss or expense arises from the intentional acts or omissions, or the negligence, of SHIONOGI or its AFFILIATES.  If such claims are made or such suits are brought against SHIONOGI, SHIONOGI shall promptly notify ZENECA of any such claim or suit and shall permit ZENECA, at ZENECA’s sole cost and expense, to handle and control such claim or suit.  SHIONOGI shall cooperate with ZENECA, at ZENECA’s expense, in the defence of the claim or suit.

10.2	Except as otherwise expressly provided herein, SHIONOGI shall indemnify, defend and hold harmless ZENECA (including its AFFILIATES, SUBLICENSEES, directors, officers and employees) from

- 17/30 -

and against any and all liability, damage, loss or expense (including reasonable attorney’s fees and expenses of litigation) arising or resulting from any claims made or suits brought against SHIONOGI or ZENECA which arise or result from the breach of any provision of this Agreement by SHIONOGI unless such liability, damage, loss or expense arises from the intentional acts or omissions, or the negligence, of ZENECA, its AFFILIATES or SUBLICENSEES.  If such claims are made or such suits are brought against ZENECA, ZENECA shall promptly notify SHIONOGI of any such claim or suit and shall permit SHIONOGI, at SHIONOGI’s sole cost and expense, to handle and control such claim or suit.  ZENECA shall cooperate with SHIONOGI, at SHIONOGI’s expense, in the defence of the claim or suit.

Article 11.  PATENTS

11.1
SHIONOGI has the responsibility to file, prosecute and maintain the PATENTS and shall bear all cost for the PATENTS, including fees and expenses paid to outside legal counsel and experts, direct costs of in-house counsel and filing, prosecution and maintenance expenses associated therewith.

11.2	SHIONOGI shall provide ZENECA with an opportunity to review and comment on the nature and text of new or pending applications for the PATENTS.

11.3
SHIONOGI shall advise ZENECA on an annual basis of progress in the prosecution of all patent applications and in the maintenance or extension of patents falling within the PATENTS and shall, on request, furnish ZENECA with a copy of the patent application, patent or other document pertinent to prosecution, maintenance or extension of such applications and patents.

11.4
No significant steps regarding prosecution of the PATENTS will be taken by SHIONOGI without prior consultation with ZENECA.  In particular, no steps concerning European Patent Application No.  92111090.4 or US Patent 5,260,440 will be taken by SHIONOGI without prior consultation with ZENECA.

11.5
If SHIONOGI elects not to continue to prosecute a patent application or not to maintain or extend any patent application or patent within the PATENTS, SHIONOGI shall notify ZENECA not less than two (2) months before any relevant deadlines.  Thereafter ZENECA shall have the right to pursue at its expense, and at its sole discretion, the prosecution, extension or maintenance of such application or patent.  Any costs

- 18/30 -

incurred by ZENECA pursuant to this shall be offset against royalties payable under Article 4.

11.6
ZENECA may request SHIONOGI to seek additional patent protection for the COMPOUNDS or LICENSED PRODUCTS in the TERRITORY, for example, by way of patent registration, patent of importation or revalidation, or the like.  If SHIONOGI chooses to seek such additional patent protection, it shall do so at its own cost and in its own name.  If SHIONOGI chooses not to seek such additional patent protection, ZENECA may require SHIONOGI to do so; provided ZENECA reimburses SHIONOGI for any reasonable expenses incurred in doing so.  Such patent property shall then be included within the definition of PATENTS.

11.7
SHIONOGI shall immediately advise ZENECA of any certification filed under the U.S.  “Drug Price Competition and Patent Term Restoration Act of 1984” (“ANDA ACT”) claiming that any PATENTS are invalid or claiming that the PATENTS will not be infringed by the manufacture, use or sale of a product for which an application under ANDA ACT is filed.

11.8
The PARTIES will cooperate with each other in gaining patent term extension(s) or the like, where applicable to the PATENTS in the TERRITORY, for example, under the U.S.  “Drug Price Competition and Patent Term Restoration Act of 1984” or under a supplementary protection certificate in European countries.

11.9
In the event that ZENECA requires a license under SHIONOGI’s PCT application WO 92/22560 and its Taiwan patent application (No.  811104572) (or any patent issuing from such application) (hereinafter referred to as the “ADDITIONAL PATENT”) for the manufacture of COMPOUNDS or LICENSED PRODUCTS, SHIONOGI agrees to grant a non-exclusive, royalty-bearing license to ZENECA and such royalty rate shall be [***]; provided that ZENECA shall not be obligated to pay such royalties to the extent ZENECA pays the royalties under Article 4 hereof to SHIONOGI.  The PARTIES will meet to discuss in good faith the terms and conditions of such license.  SHIONOGI shall not be in any way obligated to prosecute or maintain the ADDITIONAL PATENT.  If SHIONOGI decides to abandon the ADDITIONAL PATENT, SHIONOGI shall so notify to ZENECA not less than two (2) months before any relevant deadline, and SHIONOGI shall assign the ADDITIONAL PATENT to ZENECA at ZENECA’s request and its expense.

11.10	Upon reasonable request of ZENECA, SHIONOGI will provide ZENECA

- 19/30 -

  *** Certain information has been omitted pursuant to a request for confidential treatment and filed separately with the U.S. Securities and Exchange Commission.

with all necessary assistance relating to the PATENTS, including allowing ZENECA access to SHIONOGI’s files and documents and access to SHIONOGI’s personnel who may have possession of relevant information.

Article 12.  Infringement of PATENTS

12.1
In the event that ZENECA or SHIONOGI supposes that a THIRD PARTY may be infringing any of the PATENTS by the manufacture, use, distribution, marketing or sale of the COMPOUNDS and/or LICENSED PRODUCTS, ZENECA or SHIONOGI shall promptly notify the other PARTY in writing, identifying the infringer and the infringement complained of and furnishing the information upon which such determination is based.  ZENECA shall be entitled, in its sole discretion but after notifying SHIONOGI, to take any measures deemed appropriate to stop such infringing activities by such THIRD PARTY in the TERRITORY or to grant to the infringing THIRD PARTY adequate rights and licenses necessary for continuing such activities in the TERRITORY so long as ZENECA remains in compliance with Article 4.  Upon reasonable request by ZENECA and at ZENECA’s cost, SHIONOGI shall give ZENECA all reasonable information and assistance including allowing ZENECA access to SHIONOGI’s files and documents and access to SHIONOGI’s personnel who may have possession of relevant information, and if necessary to prosecute any legal action, joining in the legal action as a party.

12.2	ZENECA shall bear the cost of any action or measures taken in accordance with Article 12.1 and shall be entitled to receive any damages or remuneration received as a result of such action or measures.

12.3
In the event ZENECA decides, within sixty (60) days of becoming aware of an infringement, in its sole discretion, not to take any action against a THIRD PARTY deemed to infringe the PATENTS, ZENECA shall inform SHIONOGI in writing and SHIONOGI thereafter shall be entitled to pursue an action to stop such infringement in its own name and for its own account.  Upon reasonable request by SHIONOGI and at SHIONOGI’s cost, ZENECA shall give SHIONOGI all reasonable information and assistance.  Any damages or remuneration received as a result of such action shall be received by SHIONOGI.

12.4
In the event of any actual or threatened suit against ZENECA or its AFFILIATES, SUBLICENSEES or customers alleging that the exploitation or use of the PATENTS and/or KNOW-HOW hereunder infringes the patent or other intellectual property rights of a THIRD

- 20/30 -

PARTY, ZENECA shall promptly give written notice to SHIONOGI.  SHIONOGI will provide to ZENECA all reasonable assistance requested by ZENECA to defend or settle such suit and in particular SHIONOGI will promptly make available to ZENECA, free of charge, all information in its possession or control which will assist ZENECA in defending or otherwise dealing with such suit.  ZENECA shall have the right to defend in its sole discretion such suit but shall consult with SHIONOGI before settling such suit.  ZENECA shall not settle the suit without obtaining prior written consent of SHIONOGI which consent shall not be unreasonably withheld.  If damages or costs are awarded against ZENECA for such infringement, or if the outcome of the suit is that ZENECA is ordered to or agrees to make payments or pay royalties to a THIRD PARTY in order to secure the right to continue the exploitation or use of the PATENTS and/or KNOW-HOW hereunder, then the following percentages of such damages, payments, or royalties shall be offset against royalties payable by ZENECA under Article 4: [***].

Notwithstanding the foregoing, in any event described above, SHIONOGI shall be entitled to receive at least [***] percent ([***]%) of the royalties due under Article 4 hereof from ZENECA in any one calendar year.

Article 13.  Term and Termination

13.1	This Agreement shall become effective as of the EFFECTIVE DATE and expires when ZENECA’s obligations to pay running royalties according to Articles 4.2 and 4.3 expire.

13.2
If ZENECA determines that it is not feasible for ZENECA to pursue the development, launch or sale of LICENSED PRODUCTS due to a scientific, technical, regulatory and/or commercial reason, including but not limited to (i) adverse events of the COMPOUNDS or LICENSED PRODUCTS or (ii) marketability of the LICENSED PRODUCTS or (iii) reasons related to patent coverage, ZENECA shall promptly notify SHIONOGI in writing of such determination and provide SHIONOGI with the pertinent information with respect thereto.  Promptly following the receipt of such notice from ZENECA, the PARTIES shall discuss the situation in good faith.  Following such discussion, ZENECA may terminate this Agreement upon ninety (90) days prior written notice.

13.3	Following launch of the LICENSED PRODUCTS in any country of the

- 21/30 -

  *** Certain information has been omitted pursuant to a request for confidential treatment and filed separately with the U.S. Securities and Exchange Commission.

TERRITORY, ZENECA shall have the right to withdraw the LICENSED PRODUCTS from sale in such country, due to scientific, technical, regulatory and/or commercial reasons, including but not limited to adverse events of the COMPOUND or LICENSED PRODUCTS or marketability of the LICENSED PRODUCTS.  ZENECA shall promptly notify SHIONOGI in writing of such determination and provide SHIONOGI with the pertinent information with respect thereto.  Promptly following the receipt of such notice from ZENECA, the PARTIES shall discuss the situation in good faith.  Following such discussion, ZENECA may withdraw the LICENSED PRODUCTS from sale in such country; provided that ZENECA shall be entitled to withdraw the LICENSED PRODUCTS from sale without advance discussions with SHIONOGI if the withdrawal is for safety reasons.

13.4
After expiration of this Agreement pursuant to Article 13.1 above, ZENECA’s license shall be considered fully paid and become non-exclusive, and ZENECA and its AFFILIATES and SUBLICENSEES shall be allowed to continue using all KNOW-HOW for the manufacture, sale or use of the COMPOUNDS and/or LICENSED PRODUCTS with no further consideration to SHIONOGI.

13.5	This Agreement shall be terminable by either PARTY at any time, upon the occurrence of any of the following events;

(i)
Should the other PARTY hereto become insolvent, or if proceedings in voluntary or involuntary bankruptcy or pursuant to any other insolvency law shall be instituted by, on behalf of or against the other PARTY, or if a trustee or receiver of the party’s property shall be appointed; or

(ii)
If the other PARTY commits any material breach of any of the terms of this Agreement and (a) fails to remedy such breach within sixty (60) days after written notice thereof has been given by the non-breaching PARTY, or (b) in the event that such breach is not capable of cure within such sixty (60) day period, fails to commence to cure such breach within such period and thereafter to prosecute such cure diligently to completion; provided, however, that in no event shall the period for such cure be greater than one hundred twenty (120) days after the non- breaching party’s notice of such breach.

13.6	The termination of this Agreement shall not relieve the PARTIES from performing any obligations accrued prior to the date this Agreement terminates.

- 22/30 -

13.7
Upon termination of this Agreement pursuant to Article 3.8, 13.2 or 13.5, ZENECA shall promptly return all KNOW-HOW supplied from SHIONOGI and cease any activities allowed hereunder (including without limitation development, manufacture, use and/or sale of the COMPOUNDS and the LICENSED PRODUCTS); provided however, that ZENECA, its AFFILIATES and SUBLICENSEES shall have the right, if applicable, to sell any remaining COMPOUNDS or LICENSED PRODUCTS made prior to said termination and shall pay to SHIONOGI any royalties owed to SHIONOGI with respect to such sales.  ZENECA shall also transmit free of charge to SHIONOGI registration data generated by ZENECA up to the date of early termination without delay.  Moreover, upon early termination (except the case that this Agreement is terminated by ZENECA in accordance with Article 13.5 above) and upon SHIONOGI’s request, ZENECA shall grant or cause to be granted to SHIONOGI a worldwide license, with the right to sublicense to any THIRD PARTY, to manufacture, use and sell the COMPOUNDS and LICENSED PRODUCTS under any patent rights held or controlled by ZENECA, its AFFILIATES or SUBLICENSEES which cover the development, manufacture, use and/or sale of the COMPOUNDS and the LICENSED PRODUCTS, and utilizing ZENECA’s registration data (including its AFFILIATES’ and/or SUBLICENSEES’ registration data) generated up to the date of early termination on the terms and conditions mutually agreed upon by the PARTIES.  If the HEALTH REGISTRATION APPROVAL of any LICENSED PRODUCT is already held by ZENECA, its AFFILIATES and/or SUBLICENSEES at the date of early termination of this Agreement (except the case that this Agreement is terminated by ZENECA in accordance with Article 13.5 above), ZENECA shall also take all reasonable steps to transfer or cause to be transferred, free of charge, such HEALTH REGISTRATION APPROVAL to SHIONOGI.

13.8
Early termination of this Agreement by the non-breaching PARTY shall in no way affect or limit such non-breaching party’s right to claim against the breaching PARTY for any damages arising out of the breach of this Agreement.

13.9	ZENECA’s payment obligation under Article 3.2 and Articles 5, 7, 8, 10, 13.4 and 13.7 shall survive the termination or expiration of this Agreement.

Article 14.  Miscellaneous

14.1	This Agreement is personal in its nature and neither PARTY shall assign any right or obligation hereunder, except those expressly provided herein,

- 23/30 -

without the prior written consent of the other PARTY.  Notwithstanding this Article 14.1, ZENECA shall be entitled to perform its obligations and rights under this Agreement through an AFFILIATE or a THIRD PARTY, and shall be entitled to grant appropriate contracts under this Agreement to AFFILIATES and THIRD PARTIES accordingly.  ZENECA shall ensure that such AFFILIATES and THIRD PARTIES will comply with the provisions of this Agreement.

14.2	This Agreement shall be binding upon and enure to the benefit of the successors and assignees of the parties hereto.

14.3	This Agreement shall be governed by and construed solely in accordance with the laws of Japan.

14.4
The PARTIES hereto shall use their best efforts to settle amicably any controversies arising out of this Agreement.  Any controversy or disputes or claims arising between the PARTIES in connection with this Agreement which cannot be settled in an amicable way shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce in Paris, France, by one or more arbitrators appointed in accordance with the said Rules.  Proceedings shall be conducted in the English language.  Any award or decision made in such arbitration shall be final and binding upon the PARTIES and enforceable in a court of competent jurisdiction.  The arbitration shall be held in London, England if such proceedings are requested by SHIONOGI, or Osaka, Japan if such proceedings are requested by ZENECA.

14.5
All cases of force majeure, i.e. any events beyond the reasonable control of the PARTIES which shall include, but not be restricted to, fire, flood, earthquake, explosion, riot, strike, lockout, war and regulations of any governmental authority, shall, for the duration and to the extent caused by such disturbances, release the affected PARTY from the performance of its obligations hereunder; provided, however, that any payment obligations of ZENECA under Article 4 cannot be excused by such force majeure.  Either PARTY shall notify the other PARTY promptly in the event of any indications of any such incidents occurring and shall discuss the effect of such incidents on this Agreement and the measures to be taken.  Either PARTY shall use its best endeavors to reasonably avoid or restrict any detrimental effects in connection with such incidents.

14.6
No waiver by one PARTY in one or more instances of any of the provisions of this Agreement or the breach thereof by the other PARTY shall establish a precedent for any other instance or with respect to any other provision.

- 24/30 -

14.7
Any notice or other communication required or permitted under this Agreement shall be in writing, in English and shall be deemed to have been duly given, when received, if hand-delivered or sent by facsimile later confirmed in writing or, three (3) days after depositing, if placed in the mail for delivery by registered or certified mail, return receipt requested, postage prepaid and addressed to the appropriate PARTY at the following addresses:

For SHIONOGI:
SHIONOGI & CO., LTD.
Attention: General Manager, Business Development Dept.
1-8, Doshomachi 3-chome, Chuo-ku
Osaka, 541-0045
JAPAN
Facsimile: +81-6-202-0886

For ZENECA:
ZENECA LIMITED
Attn.: Legal Director
Alderley House, Alderley Park, Macclesfield, Cheshire, SK10 4TF
U.K.
Facsimile: +44-1625-585618

Addresses may be changed by written notice given pursuant to this Article 14.7.  Communications which do not cause any affect or breach of this Agreement, however, may be given by facsimile or otherwise in writing.

14.8
If any provision of this Agreement is found to be illegal or invalid for any reason, the remaining provisions shall be construed and applied so as to most closely legitimately effectuate its intent.  The invalidity or non-enforceability of one Article or any part of an Article of this Agreement in any jurisdiction shall not cause the invalidity of the whole Agreement as to such jurisdiction, and shall not effect the validity or enforceability of such Article or part of an Article in any other jurisdiction.

14.9	The Article headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

14.10
Either PARTY shall be free to make a public announcement regarding the fact of conclusion of this Agreement by the PARTIES except the terms and conditions thereof.  When one PARTY wishes to make a public announcement, such PARTY shall notify the other PARTY of its intended announcement text and other relevant information on which the other

- 25/30 -

PARTY may comment.

14.11
This Agreement including Appendixes attached hereto and made a part hereof embodies the entire understanding between the PARTIES concerning the subject matter hereof, and all prior representations, warranties or agreements relating hereto are hereby terminated and shall be of no force or effect whatsoever.  No amendment, change, modification nor alteration of the terms and conditions of this Agreement shall be binding upon either party unless in writing and signed by the PARTIES.

IN WITNESS WHEREOF, the PARTIES hereto have caused this Agreement to be executed by their respective duly authorized officers as of the day and year first written above.

SHIONOGI & CO., LTD.	ZENECA LIMITED

/s/ Yoshihiko Shiono	/s/ L Biggins

Yoshihiko Shiono President and Representative Director	Authorized Signatory

Date: April 9, 1998	Date: April 20th, 1998

Appendix I	-	The Chemical Formula of S-4522
Appendix II	-	The List of PATENTS
Appendix III	-	The ORIGINAL DEVELOPMENT SCHEDULE
Schedule	-	The List of Assistances for Transfer of the KNOW-HOW

- 26/30 -

Appendix I

(The Chemical Formula of COMPOUND)

- 27/30 -

Appendix II

(The List of PATENTS)

Country	Patent No. or Application No.	Patent Term*2
Japan	Pat. 2648897	2012/05/28
US	Pat. 5260440	2012/06/12
Canada	App. 2072945-7	2012/07/02
Hungary	App. 2179/92	2012/06/30
Korea	Pat. 105432	2012/07/01
Taiwan	Pat. 64637	2008/04/01
EPC*1	App. 92111090-4	2012/06/30

(*) Remarks

1)	EPC includes U. Kingdom, Austria, Belgium, Switzerland, Germany, France, Italy, Netherlands, Sweden, Denmark, Spain, Greece, Portugal, Luxembourg, and Monaco (Total 15 countries)

2)	Original Term without extension

- 28/30 -

Schedule

(The List of Assistances for Transfer of the KNOW-HOW)

With respect to S-4522, SHIONOGI will carry out the following:

1.	Purify the 14C material, on request by ZENECA.

2.	Translate documents identified by ZENECA to an agreed timetable.

3.	Provide validation data for the following analytical methods:

•	Top Priority: BHA, SAP and pure S-4522	by 20 March 1998

•	Next Priority: BEM and MED	by 20 March 1998

•	Last Priority: POP, 2-AP and MIBA	by 3 April 1998

4.	Set down separate stability programmes with the drug substance and the brown capsules used for the clinical trials in the West and report the results as agreed between the PARTIES.

5.
Provide support, information (including publications as required) and advice on the work conducted by SHIONOGI on the COMPOUND, as required by ZENECA, in response to questions or requirements from health and/or regulatory authorities in the TERRITORY (this includes support in the event of a GLP Regulatory Inspection).

6.	Rectify the following relating to the non-GLP and GLP preclinical studies:

	(i)	Conduct a histopathology peer review on the following studies for completion by 31 December 1998.

		•	Study No.: S-4522-B17-L (One month Rat)

		•	Study No.: S-4522-F-13-L (Six months Rat)

		•	Study No.: S-4522-B-21-L (Three months Dog)

		•	Study No.: S-4522-B-46-L (Twelve months Dog)

		•	Study No.: S-4522-F-14-L (Six months Monkey)

		•	Study No.: S-4522-B-15-L (Single dose Rat)

		•	Study No.: S-4522-B-16-L (Single dose Dog)

Upon completion of the histopathology peer review, ZENECA shall pay to SHIONOGI a fixed amount of ¥[***] which represents [***]% of the estimated costs incurred by SHIONOGI for such review.

- 29/30 -

  *** Certain information has been omitted pursuant to a request for confidential treatment and filed separately with the U.S. Securities and Exchange Commission.

(ii)	Prepare organisation charts, CV’s and training records by 31 December 1998.

(iii)	Check all non-GLP data, report inaccuracies and update reports by 31 December 1998.

(iv)	Collect and archive in a secure place all non-GLP raw data for each study by 30 June 1998.

7.	Archive and transfer of the raw data relating to the COMPOUND as required by ZENECA (options to be agreed by the PARTIES by 30 June 1998).

- 30/30 -